EXHIBIT 10.33

January 16, 2023

Bernie McCracken

[Address Omitted]

Dear Bernie,

We are pleased to confirm the details for your role Interim Chief Financial Officer (in addition to continuing to serve as Vice President, Controller and Chief Accounting Officer), which title change shall be effective January 28, 2023. In this role, you will report to me. Your Home Office remains Dodgeville, WI.

The following outlines temporary changes to your compensation package as long as you serve as Interim Chief Financial Officer (which you understand is a temporary role):

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Effective December 31, 2022.

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In addition to your regular salary of $317,240, you will be paid the sum of $15,000 each month that you serve as Interim Chief Financial Officer (less appropriate taxes). Payments will be made bi-weekly via normal payroll processing starting with the January 19, 2023 pay-date and will continue while you remain in this interim role.

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Continued participation in the Lands’ End, Inc. Annual Incentive Plan (“AIP”) with your annual target incentive opportunity remaining at 40% of your eligible earnings as of your effective date. The portion of the bonus target paid each year is based on your performance and the company’s fiscal results and is payable at Lands’ End’s discretion. Your incentive opportunity is subject to the terms and conditions of the Company’s Annual Incentive Plan. Any fiscal year 2023 Annual Incentive will take into consideration all your eligible earnings, for the fiscal year time period of January 28, 2023 to February 2, 2024, inclusive of the foregoing monthly payments. You must be an active employee at the time of the payout to receive the bonus.

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Continued participation in the Lands’ End Long-term Incentive program (“LTI”) with your annual target incentive opportunity remaining at 50% of your regular base salary of $317,240.

Thank you for taking on this critical role.

Sincerely,
/s/ Andrew McLean	/s/ Bernie McCracken
Andrew McLean	Agreed and Accepted
CEO - Designate	Bernie McCracken